Exhibit 99.1

India Globalization Capital Announces the Extension of Warrants’ Expiry Date

BETHESDA, MD--(Marketwire – February 24, 2011) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry, today announced the extension of the expiration date for 11,855,122 outstanding warrants listed on the NYSE Amex exchange with ticker symbol  IGC.WT and CUSIP number (45408X118).

The warrants have an exercise price of $5.00 and were scheduled to expire on March 3, 2011. The expiration date of the warrants has been extended from 5:00 p.m. New York time on March 3, 2011 until 5:00 p.m. New York time on Friday, March 8, 2013.  As was the case prior to the extension, the warrants are subject to earlier expiration if the Company exercises its right to call the warrants for redemption. All other terms remain the same.

The Company expects to file a registration statement with the Securities and Exchange Commission to register the shares underlining the warrants to permit the exercise of the warrants.  Currently, the Company does not have such a registration statement effective.  Holders of the warrants will be able to exercise the warrants for cash only if such a registration statement is then effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares underlying the warrants in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India. Through our subsidiaries in India, we supply iron ore to China and rock aggregate to the infrastructure industry in India. We also execute infrastructure projects like building interstate highways, rural roads, and implement civil works in high temperature cement and steel plants. For more information about IGC, please visit the company's web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's amended Annual Report on Form 10-K for the year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 filed with the Securities and Exchange Commission.

Investor Relations Contact:
Mr. John Selvaraj
301-983-0998